SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 4, 1999


                           San Fabian Resources, Inc.


         Delaware                   0-26833                      13-4069962
(State of Incorporation)      (Commission File Number)          (IRS Employer
                                                             Identification No.)


                               c/o Herbert Maxwell
               1501 Broadway, Suite 1807, New York, New York 10036 (Address of principal executive offices)(Zip Code)


                                 (212) 768-2383
              (Registrant's telephone number, including area code)


               41 East 57th Street, 39th Floor, New York, NY 10022
             (Former name or address, if changed since last report)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 1. Changes in Control of Registrant.

     By Amending Agreement dated September 29, 1999 between San Fabian Resources, Inc. (the "Corporation" or the "Registrant") and Maitland & Company, the terms of conversion of the Convertible Debenture issued on July 14, 1997 in the original principal amount of $20,000 (the "Debenture") by the Corporation to Maitland & Company were modified so as to make the Debenture convertible at any time during its term upon Notice from the Holder. Since the Debenture was convertible into approximately 2,200,000 shares of the Corporation's Common Stock, Maitland & Company became a beneficial owner of such shares and an affiliate of the Company. Immediately thereafter, Maitland & Company delivered a notice to the Corporation notifying the Corporation of its election to convert all of the Debenture plus the interest accrued thereon in total of $22,134, into 2,213,400 (approximately 81% of the Corporations issued and outstanding stock) shares of the Corporation's Common Stock. The conversion on October 4, 1999 resulted in a change of control of the Corporation; Mr. Sierchio the then sole officer, director and controlling person of the Corporation resigned as officer and director and Mr. Michael Seifert, a partner at Maitland & Company was appointed to replace Mr. Sierchio. Although there was no agreement or understanding at to the resignation of Mr. Sierchio, Mr. Sierchio decided to resign following the conversion of the debenture.

     On November 19, 1999 Mr. Seifert resigned as officer and director of the Company and Mr. Herbert Maxwell was appointed to replace Mr. Seifert.

Item 7.  Financial Statements and Exhibits.

     Debenture dated July 14, 1997.

     Amendment to Debenture dated September 29, 1999.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            San Fabian Resources Inc.
                                                   (Registrant)


Dated:  December 7, 1999                     By: /s/ Herbert Maxwell
                                                 --------------------------
                                                 Herbert Maxwell, President

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